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                                                                      EXHIBIT 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the Registration Statements of Nabors Industries, Inc. on Form S-8 (Registration Numbers 333-57129, 333-11313, 33-87322, 33-87324, 33-47521, 33-45097, 33-36229, 33-56000
and 33-54858), on Form S-4 (Registration Number 333-72397) and on Form S-3 (Registration Number 333-25233) of our report dated February 2, 1999 on our audits of the consolidated financial statements of Nabors Industries, Inc. and Subsidiaries at December 31, 1998 and 1997 and for the year in the period ended December 31, 1998, the three months in the period ended December 31, 1997 and the year in the period ended September 30, 1997, which reports are included in this Annual Report on Form 10-K.

                                                      PRICEWATERHOUSECOOPERS LLP


Houston, Texas
March 31, 1999